Exhibit 10.5

Date:    June 10, 2019

To:    Andrew Frye

RE:    Baxter Equity

You will continue to be eligible to participate in the Long-Term Incentive (LTI) Program for senior management in accordance with the terms of the LTI program. The next LTI grant is currently scheduled for March 2020. Your equity target will be USD 1,400,000. The LTI Program delivers this value through a mix of 50% stock options and 50% performance share units. The Company’s equity targets are assessed annually and are subject to change based on market competitiveness and the company’s financial performance. Therefore, your equity target in the future may be greater or less than what is stated in this letter. Your actual equity grant will be based on the equity target for your level and an assessment of your individual performance and potential.

In order to receive these grants (both stock options and RSUs), you will need to sign a Singapore Non- Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”) following the grants.

The terms of this addendum are deemed incorporated to your employment agreement dated August 1, 2019.

I have read this Agreement and accept the terms and conditions stated above:

July 1, 2019

Andrew Frye	Date

1
Initials